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                                                                   Exhibit 10(x)



                              SEPARATION AGREEMENT
                              AND GENERAL RELEASE


                 This Separation Agreement and General Release (this "Agreement") is entered into as of December 5, 1995, by and between Family Restaurants, Inc., a Delaware corporation ("FRI"), and Barry E. Krantz, an individual ("Employee").

                                    RECITALS

         A. WHEREAS, Employee's employment with FRI was terminated on August 21, 1995, and Employee was removed from the Board of Directors of FRI (the "Board") on or about October 25, 1995;

         B. WHEREAS, Employee has asserted various contract, statutory and tort claims arising out of the termination of his employment with FRI; and

         C. WHEREAS, FRI and Employee desire to enter into this Agreement to, among other things: (i) resolve, without litigation, any and all of their disputes with each other relating to the termination of Employee's employment with FRI, (ii) amend the terms of that certain Stock Subscription Agreement dated January 27, 1994 (the "Stock Subscription Agreement") and that certain Restricted Stock Agreement dated May 19, 1994 (the "Restricted Stock Agreement"), and (iii) provide FRI with an option to purchase all of the common stock of FRI owned by Employee.


                                   AGREEMENT


         NOW, THEREFORE, the parties hereto agree as follows:


1.       TERMINATION.


         1.1 Effective August 21, 1995 (the "Termination Date"), Employee will neither be considered an employee, officer or director of FRI or any of its subsidiaries for any purpose nor will he be entitled to receive any other compensation, benefits or privileges of any kind or nature as an employee, officer or director of FRI or any of its subsidiaries or affiliates, except as herein provided.

         1.2 In response to any inquiry regarding Employee or the termination of his employment by FRI, FRI shall use its best efforts to provide a letter of reference substantially in the form of the attached Exhibit A.
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2.       PAYMENTS BY FRI.


         2.1 FRI shall pay to Employee the sum of $287,746.15 in complete satisfaction of all severance obligations FRI or any of its subsidiaries has or may have to Employee, (including, without limitation, obligations under the FRI Severance Plan (the "Plan")), in accordance with the following payment schedule:

                 (i)      an installment of $12,961.54 on or before December
         22, 1995;

                 (ii) seventeen equal installments of $15,701.98, the first installment of which shall be payable on January 4, 1996, and the remaining sixteen installments of which shall be payable thereafter in accordance with FRI's normal payroll practices; and

                 (iii) a final installment of $7,850.99 on or before August 22, 1996.

         2.2 FRI shall pay to Employee concurrently with the execution of this Agreement the sum of $22,107 in reimbursement for business expenses previously incurred by Employee during his employment with FRI.

         2.3 In exchange for the option to purchase the common stock in FRI owned by Employee set forth in Section 5 below and, without admitting any liability with respect thereto, in exchange for the release of all statutory and tort claims (and any personal injuries claimed to have been suffered as a result thereof) that Employee has asserted or could assert against FRI or any of its affiliates, FRI hereby agrees to:

                 (i) pay to Employee, on the eighth day following the execution of this Agreement, the sum of $304,687.50; and

                 (ii) release, discharge and acquit Employee of and from any and all obligations, liabilities, indebtedness or other claims arising out of or under those certain promissory notes dated January 27, 1994, May 19, 1994 and July 31, 1994 (collectively, the "Notes"), made by Employee to and in favor of FRI.


3.       GUARANTY BY FRI-M CORPORATION.


         In exchange for (i) the release provided to it in Section 8.1 below and (ii) other good and valuable consideration, FRI-M Corporation hereby guarantees unconditionally the payment of all





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amounts due and owing from FRI to Employee under this Agreement.
Notwithstanding anything contained in this Section 3 to the contrary, the obligations of FRI-M Corporation hereunder shall be limited (a) to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the "Fraudulent Transfer Laws"), in each case after giving effect to all other liabilities of FRI-M Corporation, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however any liabilities of FRI-M Corporation (x) in respect of intercompany indebtedness to FRI or other affiliates of FRI to the extent that such indebtedness would be discharged in an amount equal to the amount paid by FRI-M Corporation hereunder and (y) under any guaranty of subordinated indebtedness which guaranty contains a limitation as to maximum amount similar to that set forth in this Section 3, pursuant to which the liability of FRI-M Corporation hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation or contribution of FRI-M Corporation and (b) to the extent necessary so that the incurrence of such obligations does not violate (I) applicable law or (II) any agreement to which FRI, FRI-M Corporation or any other affiliates of FRI are currently parties.


4.       TAX REPORTING OF SETTLEMENT.


         4.1     FRI shall withhold from the payment installments described in
Section 2.1 of this Agreement all federal, state and local income, employment and other taxes required to be withheld in connection therewith, and Employee agrees to execute all tax forms required by FRI in connection therewith.

         4.2 In accordance with applicable tax law, FRI shall not make any tax withholding, nor shall it issue a Form 1099 or W- 2, with respect to any portion of the payments described in Sections 2.2 and 2.3 of this Agreement. Notwithstanding the foregoing, Employee agrees to indemnify FRI and its affiliates, agents, employees, officers and directors, and hold each of them harmless from and against (i) any and all tax, penalty, fine, interest or other similar charge imposed by any tax authority resulting from, arising out of, or related to the payments, cancellation of debt and other actions described in Sections 2.2 and 2.3 of this Agreement, or the tax treatment or reporting thereof and (ii) any and all costs and expenses incurred in connection with any such tax, penalty, fine, interest or other similar charge.





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5.       STOCK OPTIONS/EMPLOYEE OPTION.


         5.1 All stock options held by Employee under the Family Restaurants, Inc. 1994 Incentive Stock Option Plan shall be cancelled as of the Termination Date and shall become null and void.

         5.2 Employee hereby waives the right arising under the terms of the Stock Subscription Agreement and the Restricted Stock Agreement to require FRI to purchase the shares of FRI Common Stock owned by Employee, and FRI hereby waives the right arising under the terms of the Stock Subscription Agreement and the Restricted Stock Agreement to require the Employee to sell such shares to FRI.

         5.3 In exchange for the waiver by FRI described in Section 5.2 above, Employee shall grant FRI an option to purchase 3,906.25 shares of FRI Common Stock (the "Shares") in the form of the attached Exhibit B (the "Option").

         5.4     Employee hereby represents and warrants to FRI as follows:
(i) Employee has the right and power to execute this Agreement, to grant the Option and to sell, transfer, and assign the Shares in accordance therewith without the concurrence or approval of any other person or entity; (ii) Employee owns all of the Shares free and clear of any and all liens, security interests, pledges, encumbrances and claims in favor of any other person, firm, or corporation; (iii) no other party has any right, title, interest or claim in or with reference to the Shares; (iv) Employee is familiar with the business of FRI, has access to and has reviewed the financial statements of FRI and has received all additional financial and other information with respect to FRI which Employee has requested, all of which information has enabled Employee to make the decision to enter into this Agreement and to grant the Option to FRI; and (v) Employee has had an opportunity to make all inquiries necessary to understand the terms of the transactions regarding his FRI Common Stock as provided for herein.


6.       BENEFITS.


         Employee shall be entitled to the continuation of all basic medical and dental benefits to which Employee is currently entitled through August 22, 1996 (and Employee's contributions through standard FRI deductions will continue in connection therewith). After August 22, 1996, Employee may elect to continue his health insurance coverage, at Employee's sole expense, under the Consolidated Omnibus Budget Reconciliation Act





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(COBRA).  Employee shall be entitled to the continuation of Exec-U-Care Medical coverage through December 31, 1995 (and Employee's contributions through standard FRI deductions will continue in connection therewith). All other supplemental health insurance coverage will be discontinued effective as of the Termination Date.


7.       RETURN OF FRI PROPERTY.


         Employee represents and warrants to FRI that he has returned all property of FRI or any of its subsidiaries in his possession including, without limitation, his QRC card, I.D. card, telephone credit card, keys, office supplies and equipment, files, and records.


8.       RELEASE.


         8.1 Subject to Section 8.2 below, Employee hereby irrevocably and unconditionally voluntarily releases (i) FRI, Jay Alix & Associates, the Plan, the Plan Administrator (as defined in the Plan), (ii) each of FRI's subsidiaries, shareholders, predecessors, successors, assigns, and affiliates, and (iii) the agents, directors, officers, employees, representatives and affiliates of, and all persons acting by, through, under or in concert with, the persons referred to in clauses (i) and (ii) above, (collectively referred to as "FRI Releasees") of and from any and all claims, complaints, liabilities, obligations, agreements, damages, actions of any nature, known or unknown, suspected or unsuspected ("Claims"), that Employee ever had, now has, or hereafter may have against any of the FRI Releasees, by reason of any matter, cause or thing whatsoever from the beginning of time up to the effective date of this Agreement, including, without limitation, any Claims arising out of (i) Employee's employment with FRI, (ii) his service as an officer or director of FRI, (iii) the termination of his employment with FRI, (iv) the termination of his service as an officer and director of FRI, (v) the Plan, (vi) the Notes, or
(vii) the Stock Subscription Agreement and Restricted Stock Agreement. Without limiting the generality of the foregoing, Employee hereby waives any and all Claims based on federal or state age, sex, sexual orientation, pregnancy, race, color, national origin, marital status, religion, physical handicap, mental condition, or mental handicap discrimination laws (including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination In Employment Act of 1967 and the California Fair Employment and Housing Act) whether any such Claims be based upon an action filed by Employee or by a governmental agency.





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         8.2     The foregoing release shall not extend to and shall not
release any and all rights of Employee to defense, indemnity or contribution from FRI arising out of Employee's service as an officer or director of FRI, including, without limitation, such rights arising out of (i) the Articles of Incorporation or the Bylaws of FRI, (ii) any policy of insurance of FRI, or
(iii) that certain Indemnification Agreement dated September 22, 1992 by and between The Restaurants Enterprises Group, Inc. and Employee, all of which rights are hereby ratified and confirmed.

         8.3 Employee understands that there is a risk that, subsequent to the execution of this Agreement, he may incur or suffer loss, damage or injuries which are unknown or unanticipated at the time of execution of this Agreement. Employee assumes this risk and the releases set forth in Section
8.1 shall apply to all such unknown or unanticipated losses, damages or injuries. Employee acknowledges that he has been advised by his legal counsel and is familiar with the provisions of Section 1542 of the California Civil Code which provides as follows:


                          "A general release does not extend to claims which
                 the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."


Employee, being aware of the foregoing Civil Code Section, hereby expressly waives and relinquishes any and all rights and benefits afforded thereunder, as well as under any other statute or common law principle of similar effect, and does so understanding and acknowledging the significance of this waiver.

         8.4 Employee hereby represents and warrants to FRI that none of the claims released by Employee herein have been assigned or transferred, and Employee hereby agrees to indemnify FRI and hold FRI harmless from and against any claims arising from any such assignment or transfer.


9.       AGREEMENT TO COOPERATE.


         Employee shall not file, participate in, or maintain any claim, charge or action in any local, state or federal court or administrative agency that is based in whole or in part on any matter referred to and released in Section 8.1 of this Agreement, except for unemployment compensation claims, whether such claim be based upon an action filed by Employee or by a government agency. Employee shall cooperate fully with FRI regarding the





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prosecution or defense of any civil or administrative proceeding that may involve events which occurred while Employee was employed by or severed as an officer or director of FRI, and FRI shall reimburse Employee for all reasonable, necessary, pre-approved out-of-pocket expenses he incurs as a result of such cooperation. Without limiting the foregoing, Employee shall cooperate with FRI and its attorneys at FRI's expense with respect to any claim, litigation, judicial or arbitration proceeding that is now pending or may hereinafter be brought by or against FRI or any of its affiliates. Employee's duty of cooperation shall include, but shall not be limited to, (a) meeting with FRI's attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Employee's recollection of events; (b) appearing at FRI's request (and, to the extent possible, at a time convenient to Employee and that does not conflict with the needs or requirements of Employee's then current employer) as a witness at depositions or trials, without necessity of a subpoena, in order to state truthfully Employee's knowledge of matters at issue; and (c) signing at FRI's request declarations or affidavits that truthfully state matters of which Employee has knowledge.


10.      COVENANT TO MAINTAIN INSURANCE.


         FRI covenants and agrees that for so long as FRI maintains director's and officer's liability insurance covering former officers and directors of FRI, Employee shall be included within such coverage.


11.      CONFIDENTIAL TREATMENT OF INFORMATION.


         Employee acknowledges and agrees that, in connection with his employment with FRI and its subsidiaries, Employee has been exposed to certain confidential and proprietary information including, but not limited to, general business information deemed and/or treated as proprietary, trade secrets, secret formulae, customer lists and/or names, product and service prices, customer charges, contracts, contract negotiations and employee relations matters, including matters relating to the existence of this Agreement and the terms and conditions hereof (collectively, "Confidential Information").

         11.1 All Confidential Information disclosed to Employee shall be treated by Employee as confidential and shall be maintained by Employee in confidence and shall not be disclosed to anyone in any form without the prior express written consent of FRI, except for necessary and limited disclosure to his spouse, attorney or financial advisor.





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         11.2  This obligation shall not extend to any Confidential Information which hereafter becomes publicly known through lawful means other than as a result of a disclosure by Employee.

         11.3 In the event that Employee becomes legally compelled to disclose any of the Confidential Information, Employee shall provide FRI with prompt notice thereof so that FRI may seek a protective order or other appropriate remedy and/or waiver compliance with the provisions of this Agreement. In any event, Employee shall furnish only the portion of the Confidential Information which is legally required and will exercise his best efforts to assure that confidential treatment will be accorded the Confidential Information.

         11.4 Employee agrees that FRI shall be entitled to equitable relief, including the issuance of an injunction or specific performance, in the event of any breach of the provisions of this Section 11 plus all remedies available to FRI at law or equity.

         11.5 The provisions of this Section 11 shall survive any termination of this Agreement.

         11.6 Employee hereby agrees that during the period ending at 5:00 p.m. on the first anniversary of the Termination Date he will not directly or indirectly solicit, induce or attempt to induce any present or future employee of FRI or any of its subsidiaries or affiliates to leave his or her employment with FRI or such subsidiary or affiliate.

         11.7 Employee hereby agrees that he shall not publish, or cause to be published, any statement disparaging FRI or any of its subsidiaries of stockholders, or any of the officers, director, employees, representatives or affiliates thereof.


12.      CERTAIN AMENDMENTS.


         12.1 Employee and FRI hereby agree that the Stock Subscription Agreement is hereby amended by deleting Sections 5, 6, 7 and 10 thereof in their entirety. Except as specifically provided herein, the terms of the Stock Subscription Agreement shall remain in full force and effect.

         12.2 Employee and FRI hereby agree that the Restricted Stock Agreement is hereby amended by deleting Sections 6, 7 and 8 thereof in their entirety. Except as specifically provided herein, the terms of the Restricted Stock Agreement shall remain in full force and effect.





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13.     MISCELLANEOUS.


         13.1 Each of the parties hereto acknowledges and agrees that it has read this Agreement, that it fully understands its rights, privileges and duties under the Agreement, and that it enters this Agreement freely and voluntarily. Employee acknowledges that FRI has hereby advised him in writing to discuss this Agreement with an attorney and tax or financial advisor of his choice before executing it and that FRI has offered Employee (and Employee has declined) a period of at least 21 days to consider this Agreement before signing it. Employee further acknowledges that he has had the opportunity to consult with an attorney to explain the terms of this Agreement and the consequences of signing it.

         13.2 Employee represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation, statement, or promise not set forth herein made by FRI or any FRI Releasees. Employee further represents and agrees that he has entered in this Agreement voluntarily and without coercion or duress and has been offered a reasonable time to consider this Agreement.

         13.3 In the event of a dispute arising hereunder, the prevailing party shall recover from the losing party, in addition to damages, injunctive or other relief, reasonable attorneys' fees, expert and nonexpert witness costs and expenses, and other costs and expenses incurred in connection with the legal proceedings.

         13.4 This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party's legal representative to draft any of its provisions.

         13.5 Both FRI and Employee acknowledge and agree that Employee may revoke this Agreement for up to seven (7) days following the execution of this Agreement, and that it shall not become effective or enforceable until the revocation period has expired. FRI and Employee further acknowledge and agree that such a revocation must be in writing, addressed as set forth in Section
13.6 and received not later than 5:00 p.m. on the eighth (8th) day following execution of this Agreement by Employee. If Employee revokes this Agreement, it shall not be effective or enforceable and Employee will not receive the monies and benefits described above. If Employee does not revoke this Agreement during such period, all monies and benefits due and owing to Employee under this Agreement (except for monies and benefits to be paid over time) shall be immediately delivered to Employee.





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         13.6  All notices under this Agreement shall be effective upon:  (i)
personal delivery to the applicable party, as the case may be; or (ii) telecopier transmission so long as the original notice is deposited in overnight mail (Express Mail) or overnight courier service (e.g., Airborne, Federal Express, etc.); or (iii) three (3) business days after deposit in the United States mail, registered, certified, postage fully prepaid and addressed to the respective parties as follows:

         To FRI:                  Family Restaurants, Inc.
                                  18831 Von Karman Avenue, 4th Floor
                                  Irvine, California 92715
                                  Attn:  Law Department
                                  Fax No.:  (714) 757-7984

         To Employee:             Barry E. Krantz
                                  11 Ironwood
                                  Irvine, California 92714

or to such other address as the parties may from time to time designate in writing.

         13.7 The terms, covenants and conditions of this Agreement shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.

         13.8 FRI and Employee each agree to pay their own costs and expenses, including fees of attorneys, accountants and consultants, for the preparation and execution of this Agreement.

         13.9 No party hereto may assign this Agreement, or any part hereof, without the prior written consent of the other party hereto.

         13.10 This Agreement shall be governed by the laws of the State of California and any questions arising hereunder shall be construed or determined according to such law.

         13.11 Headings in this Agreement are solely for the convenience of the parties and are not a part of this Agreement.

         13.12 Should any provision of this Agreement be declared or be determined by a court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

         13.13 FRI represents and warrants to Employee that (i) it and FRI-M Corporation are fully authorized to enter into this Agreement, (ii) it and FRI-M Corporation have taken all necessary corporate and internal legal actions to duly approve the making





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and performance of this Agreement, (iii) the making and performance of this
Agreement will not violate any provision of law or the articles of incorporation, charter or by-laws of FRI or FRI-M Corporation, and (iv) that the person signing this Agreement on behalf of FRI and FRI-M Corporation have been duly authorized to sign this Agreement on their behalf.

         13.14 This Agreement may be signed by the parties in two or more counterparts which, when taken together, shall constitute one and the same instrument.


                 AS DESCRIBED IN SECTION 13.5, THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL 5:00 P.M. ON THE EIGHTH (8TH) DAY AFTER EMPLOYEE HAS SIGNED THIS AGREEMENT.



                                                   EMPLOYEE


December 5, 1995                                   /S/ Barry E. Krantz
                                                   Barry E. Krantz




                                                   FAMILY RESTAURANTS, INC.
                                                   a Delaware corporation


December 5, 1995                                   By: /S/ Lawrence J. Ramaekers


                                                   Its: Chief Executive Officer




                 FRI-M Corporation hereby executes this Agreement for the sole purpose of confirming its guaranty obligations under Section 3 of this Agreement and the representations of FRI as to FRI-M Corporation set forth in
Section 13.13 thereof.

                                                   FRI-M CORPORATION


December 5, 1995                                   By: /S/ Robert D. Gonda


                                                   Its: Treasurer





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                                   EXHIBIT A


Barry Krantz worked at REG/FRI from December 1988 through August 1995. He was the President of REG's Family Restaurant Division from December 1988 through January 1994. In the final year of his tenure as FRD's President, Barry was promoted to also serve as Chief Operating Officer of the entire company.

With the restructuring of Restaurant Enterprises Group into Family Restaurants, Inc. in January of 1994, Barry was promoted to President and Chief Operating Officer of FRI. Barry served in that capacity until leaving the company in August of 1995.





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